                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                             HANOVER DIRECT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

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

                              HANOVER DIRECT, INC.
                             1500 HARBOR BOULEVARD
                          WEEHAWKEN, NEW JERSEY 07087
                                 (201) 863-7300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 7, 1998

TO OUR SHAREHOLDERS:

     PLEASE TAKE NOTICE that the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Hanover Direct, Inc., a Delaware corporation (the "Company"), will be held at the American Stock Exchange at 86 Trinity Place, New York, New York 10006 on Thursday, May 7, 1998 at 9:30 a.m., local time, for the following purposes:

     1. To elect 12 members of the Board of Directors to serve until the 1999 Annual Meeting of Shareholders and in each case until their respective successors are elected and qualified;

     2. To ratify and approve an amendment to the Company's Stock Option Agreement dated August 23, 1996 with Rakesh K. Kaul forming a part of the Long-Term Incentive Plan for Rakesh K. Kaul;

     3. To ratify and approve the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 26, 1998; and

     4. To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     All shareholders are cordially invited to attend. Only holders of record of issued and outstanding shares of Common Stock and Series B Convertible Additional Preferred Stock of the Company at the close of business on April 1, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A copy of the Company's Proxy Statement and 1997 Annual Report to Shareholders is enclosed. In accordance with Section 219 of the Delaware General Corporation Law, the Company will make available for examination by any shareholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the Annual Meeting, at the offices of Brown Raysman Millstein Felder & Steiner LLP, 120 West 45th Street, New York, New York 10036, a complete list of the shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order.

                                          By Order of the Board of Directors,

                                          /s/ Edward J. O'Brien
                                          ------------------------
                                          Edward J. O'Brien
                                          Secretary

April 13, 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND PROMPTLY COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS USE AT THE ANNUAL MEETING. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING.

                              HANOVER DIRECT, INC.
                             1500 HARBOR BOULEVARD
                          WEEHAWKEN, NEW JERSEY 07087
                                 (201) 863-7300

                 PROXY STATEMENT FOR THE 1998 ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD ON MAY 7, 1998

                                  INTRODUCTION

GENERAL

     This Proxy Statement is being furnished to the holders of voting stock (the "Shareholders") of Hanover Direct, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 9:30 a.m., local time, on Thursday, May 7, 1998 at the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and any adjournments or postponements thereof. This Proxy Statement is first being sent to Shareholders of the Company on or about April 13, 1998.

     At the Annual Meeting, Shareholders will (1) elect 12 members of the Board of Directors to serve until the 1999 Annual Meeting of Shareholders and in each case until their respective successors are elected and qualified, (2) ratify and approve the adoption of certain amendments to the Company's Stock Option Agreement dated August 23, 1996 with Rakesh K. Kaul forming a part of the Long-Term Incentive Plan for Rakesh K. Kaul, and (3) ratify and approve the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 26, 1998.

     Shareholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE; SHARES ENTITLED TO VOTE

     The Board of Directors has fixed the close of business on April 1, 1998 as the record date (the "Record Date") for determining holders of outstanding shares of the Company's Common Stock, par value $.66 2/3 per share (the "Common Stock"), and Series B Convertible Additional Preferred Stock, par value $.01 and stated value $10.00 per share (the "Series B Preferred" and, together with the Common Stock, the "Voting Stock"), entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only holders of record of Voting Stock at the close of business on such date will be entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. On that date, there were 203,800,569 shares of Common Stock and 634,900 shares of Series B Preferred outstanding and entitled to vote. As of April 1, 1998, 94,762,555 shares of Common Stock (and currently exercisable warrants) were owned by subsidiaries of NAR Group Limited, a British Virgin Islands corporation ("NAR"), while 40,687,970 shares of Common Stock were owned by Richemont Finance S.A., a Luxembourg public company which is an affiliate of NAR ("Richemont"). See "PRINCIPAL HOLDERS OF VOTING SECURITIES OF THE COMPANY." Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted for a vote at the Annual Meeting, while each outstanding share of Series B Preferred entitles the holder thereof to 1.5 votes on all such matters. All shares of Common Stock and Series B Preferred will vote together as one class on all questions that come before the Annual Meeting.

VOTE REQUIRED

     Pursuant to the Company's Bylaws, the affirmative vote of the holders of a plurality of the combined voting power of all shares of Voting Stock present in person or by proxy at the Annual Meeting and voting together as a single class is required to elect Directors. The affirmative vote of the holders of a majority of the combined voting power of all shares of Voting Stock present in person or by proxy and entitled to vote at the Annual Meeting as a single class is required to approve the adoption of the amendments to the Company's Stock Option Agreement dated August 23, 1996 with Rakesh K. Kaul forming a part of the Long-Term Incentive Plan for Rakesh K. Kaul. The affirmative vote of the holders of a majority of the combined voting power of all shares of Voting Stock present in person or by proxy at the Annual Meeting and voting together as a single class is required to approve the appointment of auditors. Abstentions will have the same effect as a vote against the ratification of the adoption of the amendments to the Company's Stock Option Agreement dated August 23, 1996 with Rakesh K. Kaul forming a part of the Long-Term Incentive Plan for Rakesh K. Kaul, and the proposal to approve the appointment of auditors and, with respect to election of a nominee for Director, will have the same effect as a withheld vote. Broker non-votes will have no effect on the votes with respect to the proposal to ratify the adoption of the amendments to the Company's Stock Option Agreement dated August 23, 1996 with Rakesh K. Kaul forming a part of the Long-Term Incentive Plan for Rakesh K. Kaul, and the appointment of auditors, nor will they have any effect on the election of Directors.

SOLICITATION OF PROXIES

     Each Shareholder of the Company is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that shares owned thereby are voted at the Annual Meeting. All shares of Voting Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions on the proxies. If no instructions are given or indicated, properly executed proxies will be voted IN FAVOR OF the adoption of the amendments to the Company's Stock Option Agreement dated August 23, 1996 with Rakesh K. Kaul forming a part of the Long-Term Incentive Plan for Rakesh K. Kaul, IN FAVOR OF the ratification and approval of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 26, 1998, and FOR the election of the nominees for Director described herein. In the event that any nominee at the time of election shall be unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), and in consequence other nominees shall be nominated, the persons named in the proxy shall have the discretion and authority to vote or refrain from voting in accordance with their judgment on such other nominations. The Company does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented to the Annual Meeting for action, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such matters in accordance with their own judgment.

REVOCATION OF PROXIES

     Any Shareholder may revoke a proxy at any time before such proxy is voted. Proxies may be revoked (i) by delivering to the Secretary of the Company a written notice of revocation bearing a date later than the date of the proxy,
(ii) by duly executing a subsequent proxy relating to the same shares of Voting Stock and delivering it to the Secretary of the Company, or (iii) by attending the Annual Meeting and stating to the Secretary of the Company an intention to vote in person and so voting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequent proxy or written notice of revocation of a

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

proxy should be delivered to Hanover Direct, Inc., 1500 Harbor Boulevard, Weehawken, New Jersey 07087, Attention: Edward J. O'Brien, Secretary.

COST OF SOLICITATION

     The Company will bear the cost of soliciting proxies in connection with the Annual Meeting estimated at $21,000 in the aggregate. Proxies will be solicited by telephone, telegram, mail or personal contact. American Stock Transfer & Trust Company, the Company's transfer agent, will aid in the solicitation of proxies in connection with the Annual Meeting for no additional fee. Directors, officers and employees of the Company may solicit proxies by telephone, telegram, mail or personal contact. Such persons will receive no additional compensation for such services, but the Company may reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. Copies of solicitation material will be furnished to fiduciaries, custodians, nominees and brokerage houses for forwarding to beneficial owners of shares of Voting Stock held in their names and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

                             ELECTION OF DIRECTORS

GENERAL

     At the Annual Meeting, Shareholders will elect 12 members of the Board of Directors to serve until the Annual Meeting of Shareholders to be held in 1999 and in each case until their respective successors are elected and qualified or until their death, resignation, retirement, disqualification or removal as provided in the Certificate of Incorporation and Bylaws of the Company.

AGREEMENT WITH RESPECT TO NOMINATION OF DIRECTORS

     As a result of the commencement of a proxy contest in 1989 by Theodore H. Kruttschnitt, J. David Hakman and Edmund R. Manwell, the Company's predecessor, The Horn & Hardart Company (references to the Company hereinafter include its predecessor), entered into an agreement on May 5, 1989 with Messrs. Kruttschnitt, Hakman and Manwell (the "Nomination and Standstill Agreement"). Pursuant to the Nomination and Standstill Agreement, the Board was expanded to 11 members and Messrs. Kruttschnitt, Hakman and Manwell were appointed as Directors. The Company also agreed to nominate each of Messrs. Kruttschnitt, Hakman and Manwell for election upon the expiration of their respective terms provided Mr. Kruttschnitt continues to own certain specified levels of the Company's Common Stock. See "EXECUTIVE COMPENSATION AND OTHER
INFORMATION -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

NOMINEES FOR DIRECTOR

     Last year, the Board voted to expand the number of directors from 11 to 12. The nominees for Director, together with certain information furnished to the Company by each nominee, are set forth below. All of such nominees currently serve as directors of the Company.

     RALPH DESTINO, 61, has been the Chairman of Cartier, Inc., a luxury goods business, since 1985. From 1974 to 1985, Mr. Destino served as President of Cartier (Far East) Ltd. and Cartier, Inc. Cartier, Inc. is a subsidiary of Compagnie Financiere Richemont, A.G. ("Richemont, A.G."), a Swiss public company

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

engaged in the tobacco, luxury goods and other businesses and an affiliate of Richemont and NAR. Mr. Destino was elected a Director of the Company in October 1991.

     J. DAVID HAKMAN, 56, has been the Chief Executive Officer of Hakman Capital Corporation, Burlingame, California, an investment and merchant banking firm, since 1980. Mr. Hakman also serves as a director of Concord Camera Corp., a firm which manufactures and distributes cameras. Mr. Hakman, a designee of Mr. Kruttschnitt, was appointed a Director of the Company in May 1989 pursuant to the Nomination and Standstill Agreement and was elected a Director of the Company in October 1991.

     RAKESH K. KAUL, 46, has served as the Company's President and Chief Executive Officer since March 7, 1996. Mr. Kaul served as Vice Chairman and Chief Operating Officer of Fingerhut Companies, Inc., a multi-media direct marketing company, from March 1995 to February 1996 and Executive Vice President and Chief Administrative Officer of Fingerhut from January 1992 until March 1995. Prior to 1992, Mr. Kaul was the Senior Vice President of Strategy and Finance and a director of Shaklee Corporation, a direct marketing company. Mr. Kaul was elected a Director of the Company in March 1996.

     S. LEE KLING, 69, has been Chairman of the Board of Kling Rechter & Co., a merchant banking company since 1991. He served as Chairman and a director of Landmark Bancshares Corporation, a bank holding company in St. Louis, Missouri, from 1974 through 1991, when it merged with Magna Group Inc. He served as Landmark's Chief Executive Officer from 1974 through 1990. Mr. Kling serves on the Boards of Directors of ElectroRent Corp., an electronics leasing company, Falcon Products, Inc., a manufacturer of commercial furniture, Bernard Chaus Inc., a sportswear manufacturer and distributor, Top Air Manufacturing Co., a manufacturer of agricultural equipment, Lewis Galoob Toys, Inc., a toy company, Magna Group, Inc., a multi-bank holding company, and National Beverage Corp., a specialized beverage company. In February 1995, Mr. Kling was appointed by President Clinton to serve as a Commissioner on the Defense Base Closure and Realignment Commission. Mr. Kling was elected a Director of the Company in 1983.

     THEODORE H. KRUTTSCHNITT, 55, has been the President of Limar Realty Group, a real estate investment company, since November 1992. In addition, he has been the owner of California Innkeepers, Burlingame, California, an owner/operator of hotels and motor hotels, since May 1970. Mr. Kruttschnitt serves on the Board of Directors of Cooper Development Company, a firm which invests in personal care products businesses. Mr. Kruttschnitt was appointed a Director of the Company in May 1989 pursuant to the Nomination and Standstill Agreement and was elected a Director of the Company in October 1991.

     ELIZABETH VALK LONG, 47, has been the Executive Vice President of Time, Inc., periodical and book publishers, since September 1995. From September 1993 to September 1995, she was the President of TIME Magazine and, from April 1989 to September 1995, she was a Senior Vice President of Time Inc. She served as the publisher of TIME from July 1991 until September 1993, of PEOPLE Magazine from November 1988 until July 1991, and of LIFE Magazine from December 1986 until November 1988. Ms. Long was elected a Director of the Company in October 1991.

     EDMUND R. MANWELL, 55, is senior partner at the law firm of Manwell & Milton, San Francisco, California. Mr. Manwell has been associated with this firm since 1982. Mr. Manwell also serves as a director of Dreyer's Grand Ice Cream Inc., an ice cream company. Mr. Manwell, a designee of Mr. Kruttschnitt, was appointed a Director of the Company in May 1989 pursuant to the Nomination and Standstill Agreement and was elected a Director of the Company in October 1991.

     SHAILESH J. MEHTA, 48, has been Chief Executive Officer and a director of Providian Financial Corporation (formerly known as Providian Bancorp, Inc.), a consumer lending financial services company,

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

since 1988 and Chairman of the Board of Directors and President since 1997. He joined Providian in 1986 as Executive Vice President and Chief Operating Officer. Mr. Mehta was Chairman and Chief Executive Officer of Providian Direct Insurance, a direct marketer of life and health insurance, from 1993 to 1994 and President, Chief Operating Officer and a director of Providian Corporation, a shareholder-owned diversified financial services company and the former parent company of Providian Financial Corporation, from 1994 to 1997. Mr. Mehta serves on the U.S. Board of Directors of MasterCard International, Incorporated. Mr. Mehta was elected a Director of the Company in July 1997.

     JAN P. DU PLESSIS, 44, has been Finance Director of Richemont, A.G. for the last five years. He also served as Finance Director of The Rothmans International Group until August 1996. Mr. du Plessis was elected a Director of the Company in March 1997.

     ALAN G. QUASHA, 48, has been President of Quadrant Management Inc., an indirect wholly-owned subsidiary of NAR which manages NAR's U.S. assets ("Quadrant"), since its formation in early 1988. From 1980 to September 1991, he was a partner in the New York City law firm of Quasha, Wessely & Schneider. In addition to his directorship at the Company, Mr. Quasha serves as a director of NAR. Mr. Quasha is also a director of Richemont S.A., a Luxembourg public company and an affiliate of NAR and Richemont. Mr. Quasha was elected a Director of the Company and Chairman of the Board in October 1991.

     HOWARD M. S. TANNER, 53, has been Executive Director of Richemont S.A., a Luxembourg public company and an affiliate of NAR and Richemont, for the last five years. Mr. Tanner was elected a Director of the Company in March 1997.

     ROBERT F. WRIGHT, 72, has been the President of Robert F. Wright Associates, Inc., business consultants, since 1988. Prior thereto, he was a senior partner of the accounting firm Arthur Andersen & Co. Mr. Wright is a director of Reliance Standard Life Insurance Co., a life insurance company, and affiliates, Williams Real Estate Co., Inc., a real estate company, The Navigator Group, Inc., a property insurance company, Rose Technology Group Limited, an energy service company, Timberlands Management Group LLC, a manager of Western Timberlands, and Norweb North America Corporation, an investment company. Mr. Wright also serves on the board of Deotexis Inc., a company commercializing control release patents. Mr. Wright was elected a Director of the Company in October 1991.

OTHER INFORMATION

     The Board of Directors has standing Executive, Audit, Stock Option and Executive Compensation, Special, Nominating and Transactions Committees.

     Throughout 1997, Messrs. Quasha (Chairman), Kaul and Wright were members of the Executive Committee and Messrs. du Plessis and Tanner joined such committee in mid-year. Messrs. Tanner (Chairman), Kaul, du Plessis, Quasha and Wright currently serve as its members. The Executive Committee held four meetings in person or by conference call and took action by written consent on one occasion in 1997. The duties of the Executive Committee include recommending actions to the Board of Directors and acting on behalf of the Board on certain operating matters requiring Board approval when the Board is not in session.

     Throughout 1997, Messrs. Wright (Chairman), Hakman and Manwell were members of the Audit Committee and Messrs. du Plessis and Tanner joined such committee in mid-year. Messrs. Wright (Chairman), Hakman, Manwell, du Plessis, and Tanner currently serve as its members. The Audit Committee held four meetings in 1997 in person or by conference call. The duties performed by the Audit Committee include (1) review with the independent public accountants of the scope of their audit, the audited

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

consolidated financial statements, and any accounting procedures or internal control comments contained in the independent public accountants' management letter, including corrective action taken by management; (2) annual review and approval of the adequacy and scope of the internal audit department's planned audit program and review of the internal audit department's interim audit reports, including the evaluation of replies and corrective action being taken;
(3) review of the adequacy of the internal accounting control systems of the Company and its subsidiaries; and (4) review and approval of management's recommendation for the appointment of outside independent public accountants prior to the submission of their nomination to the Board of Directors for approval and to the Shareholders for ratification. The Audit Committee is concerned with the accuracy and completeness of the Company's consolidated financial statements and matters which relate to them. However, the Audit Committee's role does not involve the professional evaluation of the quality of the audit conducted by the independent public accountants. While it is believed that the Audit Committee's activities are beneficial because they provide ongoing oversight on behalf of the full Board, they do not alter the traditional roles and responsibilities of the Company's management and independent public accountants with respect to the accounting and control functions and financial statement presentation.

     Throughout 1997, Messrs. Laikind (Chairman), Destino and Quasha and Ms. Long were members of the Stock Option and Executive Compensation Committee (the "Compensation Committee") and Messrs. du Plessis and Tanner joined such committee in mid-year. Ms. Long (Chairman) and Messrs. Destino, du Plessis, Quasha and Tanner currently serve as its members. The Compensation Committee held four meetings in 1997 in person or by conference call. The duties of the Compensation Committee are to review and make recommendations for approval by the Board of Directors of remuneration arrangements for Directors and members of management.

     Throughout 1997, Mr. Destino was a member of the Special Committee while Mr. Laikind served on that committee until his resignation from the Board in March 1997 and Ms. Long joined the committee thereafter. Ms. Long and Mr. Destino currently serve as its members. The Special Committee held two meetings in 1997 in person or by conference call. The Special Committee is a sub-committee of the Compensation Committee and its duties are to review and make recommendations for approval by the Board of Directors concerning grants of stock options pursuant to the Company's stock option plans for the Company's employees.

     During 1997, Messrs. Kaul (Chairman), Destino, Hakman, Kruttschnitt and Laikind were members of the Nominating Committee and all except Mr. Laikind who resigned from the Board in March 1997 currently serve as its members. The Nominating Committee held one meeting in 1997. The duties of the Nominating Committee include evaluating and recommending candidates for election to the Board of Directors. The Bylaws of the Company require advance notice of nominations for election to the Board of Directors, other than those made by the Board of Directors. Unless waived by the Board of Directors, a notice of nomination must be received by the Company at least 75 days before initiation of solicitation to the Shareholders for election in the event of an election other than at an annual meeting of Shareholders, and at least 75 days before the date that corresponds to the record date of the prior year's annual meeting of Shareholders in the event of an election at an annual meeting of Shareholders, and in all events must include certain required information. The Nominating Committee will consider nominees recommended by Shareholders in accordance with the Company's Bylaws.

     During 1997, Messrs. Kling (Chairman), Hakman, Kruttschnitt and Manwell were members of the Transactions Committee and Messrs. Kling (Chairman), Hakman and Manwell currently serve as its members. The Transactions Committee held two meetings in 1997 in person or by conference call. The duties of the Transactions Committee are to review all transactions not in the ordinary course of business between the Company and Directors, members of management or persons owning 10% or more of the Company's securities and to report its findings to the Board of Directors as to the fairness, merits and potential conflicts of interest. The Transactions Committee is empowered to retain independent experts to review a transaction if it deems that it is desirable to do so.

     During 1997, the Board of Directors held six meetings in person or by conference telephone and took action by written consent on two occasions. Each incumbent Director attended at least 75% of the Board meetings held during the period in which such Director was a member of the Board and at least 75% of the meetings of the committees on which he or she served during such period.

     The Company indemnifies its executive officers and Directors to the extent permitted by applicable law against liabilities incurred as a result of their service to the Company. Directors are also indemnified to the extent permitted by applicable law against liabilities incurred as a result of their service as directors of other corporations when serving at the request of the Company. In addition, the Shareholders' Agreement, dated October 25, 1991, between the Company and NAR provides for indemnification, to the fullest extent permitted by law, of NAR's designees to the Board of Directors against, among other things, all liabilities and claims arising out of their service in any capacity for or on behalf of the Company. The Company has a directors and officers liability insurance policy underwritten by Executive Re Indemnity Company, Tamarack American and Zurich American Insurance Company in the aggregate amount of $25,000,000. The policy term is from June 1, 1997 to June 1, 1998. As to reimbursements by the insurer of the Company's indemnification expenses, the policy has a $250,000 deductible; there is no deductible for covered liabilities of individual Directors and officers.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, Directors and beneficial owners of more than 10% of the Company's Common Stock to file reports of ownership and changes in their ownership of the equity securities of the Company with the Securities and Exchange Commission ("Commission") and the American Stock Exchange. Based solely on a review of the reports and representations furnished to the Company during the last fiscal year by such persons, the Company believes that each of these persons is in compliance with all applicable filing requirements.

VOTE REQUIRED

     The affirmative vote of the holders of a plurality of the combined voting power of all shares of Common Stock and Series B Preferred present in person or by proxy at the Annual Meeting and voting together as a single class, with each share of Common Stock having one vote and each share of Series B Preferred having 1.5 votes, is required to elect Directors. The enclosed proxy provides a means for Shareholders to vote for the election of all of the nominees for Director listed above, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Abstentions with respect to the election of a nominee for Director will have the same effect as a withheld vote and broker non-votes will have no effect on the election of Directors.

     It is the intention of the persons named in the enclosed proxy to vote FOR the election of all of the persons named above to serve as Directors of the Company. The nominees, each of whom currently serves as a Director, have consented to be named in this Proxy Statement and to continue to serve as Directors if elected. Management does not contemplate or foresee that any of the nominees will be unable or unwilling to serve or otherwise unavailable for election, but if such a situation should arise and other nominees are nominated, the persons named in the proxy will vote for the election of the other nominees recommended by the Board of Directors. In all cases, the Board of Directors has the authority to elect persons to fill vacancies on the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION OF THE COMPANY

     The following table sets forth certain information with respect to compensation awarded to, earned by or paid to (a) the Company's Chief Executive Officer and (b) each of the four most highly compensated executive officers of the Company as of the 1997 fiscal year end (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000, in each case for the preceding three fiscal years (collectively, the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                 ANNUAL COMPENSATION                      ------------
       NAME AND         FISCAL   --------------------    OTHER ANNUAL       OPTIONS         ALL OTHER
  PRINCIPAL POSITION     YEAR    SALARY($)   BONUS($)   COMPENSATION($)    AWARDED(#)    COMPENSATION($)
  ------------------    ------   ---------   --------   ---------------    ----------    ---------------
Rakesh K. Kaul(1).....   1997    $542,769    $577,037(2)    $ 68,094(4)       --            $  8,773(9)
President and Chief      1996    $417,981    $599,188(2)    $199,313(4)    7,530,000(6)     $    314(10)
Executive Officer
Larry J. Svoboda(1)...   1997    $265,385    $ 53,400(3)    $147,811(5)       75,000(7)     $  1,848(11)
Senior Vice President    1996    $106,842    $110,288(3)    $ 48,425(5)      200,000(7)      --
and Chief Financial                                                          250,000(8)
Officer
Edward J. O'Brien.....   1997    $164,016       --          --                --            $227,027(12)
Senior Vice President,   1996    $156,383    $  1,455       --               100,000(7)     $ 10,484(13)
Treasurer and
Secretary                1995    $148,705       --          --                --            $  9,967(14)
Michael Lutz(1).......   1997    $238,077    $147,013       --                50,000(7)     $  1,428(15)
Executive Vice           1996    $226,539    $  1,821       --               150,000(7)     $  3,109(16)
President and Chief      1995    $215,000    $ 27,095       --                40,000(8)     $  1,490(17)
Operating Officer
Ralph Bulle...........   1997    $188,541    $ 36,750       --                75,000(7)     $ 29,786(18)
Senior Vice President    1996    $163,385       --          --               125,000(7)     $  5,329(19)
Human Resources          1995    $143,000       --          --                --            $  5,584(20)

---------------
 (1) Rakesh K. Kaul was named President and Chief Executive Officer and elected to the Board of Directors on March 7, 1996. Larry J. Svoboda joined the Company on September 25, 1996. Michael Lutz joined the Company in September 1994.

 (2) Includes the following payments made by the Company on behalf of Mr. Kaul: for fiscal 1997, a $445,787 bonus to make a partial payment to the Company on a note receivable under the Tandem Option Agreement agreed to be paid to Mr. Kaul in connection with his hiring by the Company and a $131,250 1997 performance bonus paid in 1998; and for fiscal 1996, a $349,188 bonus representing a

     20% down payment for the purchase of stock under the Tandem Option Agreement agreed to be paid to Mr. Kaul in connection with his hiring by the Company and a $250,000 1996 performance bonus paid in 1997. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

 (3) Includes the following payments made by the Company on behalf of Mr.
     Svoboda: for fiscal 1997, a 1997 performance bonus paid in 1998; and for fiscal 1996, a $50,000 sign-on bonus, a $30,288 1996 bonus paid in 1997 and a $30,000 bonus representing a 20% down payment for the purchase of stock under the 1993 Executive Equity Incentive Plan. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

 (4) Includes the following payments made by the Company on behalf of Mr. Kaul:
     $10,345 in relocation expenses and $57,749 in car allowance and related benefits in 1997; and $151,192 in relocation expenses and $48,121 in car allowance and related benefits in 1996.

 (5) Includes the following payments made by the Company on behalf of Mr.
     Svoboda: $133,411 in relocation expenses and $14,400 in car allowance and related benefits in 1997; and $44,825 in relocation expenses and $3,600 in car allowance in 1996.

 (6) Issued by the Company pursuant to the Tandem Option, the Closing Price Option and the Performance Year Option and by NAR under the Six, Seven, Eight and Nine Year Stock Options. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION -- EMPLOYMENT AGREEMENT."

 (7) Issued pursuant to the Company's 1996 Stock Option Plan.

 (8) Issued pursuant to the Company's 1993 Executive Equity Incentive Plan.

 (9) Includes the following payments made by the Company on behalf of Mr. Kaul in 1997: $8,241 in long-term disability premiums, $492 in term life insurance premiums and $40 of accidental death insurance premiums.

(10) Includes the following payments made by the Company on behalf of Mr. Kaul in 1996: $281 in term life insurance premiums and $33 of accidental death insurance premiums.

(11) Includes the following payments made by the Company on behalf of Mr. Svoboda in 1997: $1,206 in matching contributions under the Company's 401(k) Savings Plan, $110 in long-term disability premiums, $492 in term life insurance premiums and $40 of accidental death insurance premiums.

(12) Includes the following payments made by the Company on behalf of Mr. O'Brien in 1997: $2,640 in matching contributions under the Company's 401(k) Savings Plan, $69,708 in distributions due to the discontinuance of the Company's Supplemental Retirement Plan, $110 in long-term disability premiums, $4,529 in term life insurance premiums, $40 of accidental death insurance premiums and $150,000 in severance pay.

(13) Includes the following payments made by the Company on behalf of Mr. O'Brien in 1996: $2,475 in matching contributions under the Company's 401(k) Savings Plan, $3,334 in matching contributions under the Company's Supplemental Retirement Plan, $110 in long-term disability premiums, $4,525 in term life insurance premiums and $40 of accidental death insurance premiums.

(14) Includes the following payments made by the Company on behalf of Mr. O'Brien in 1995: $2,228 in matching contributions under the Company's 401(k) Savings Plan, $3,124 in matching contributions under the Company's Supplemental Retirement Plan, $110 in long-term disability premiums, $4,465 in term life insurance premiums and $40 of accidental death insurance premiums.

(15) Includes the following payments made by the Company on behalf of Mr. Lutz in 1997: $234 in matching contributions under the Company's 401(k) Savings Plan, $110 in long-term disability premiums, $1,044 in term life insurance premiums and $40 of accidental death insurance premiums.

(16) Includes the following payments made by the Company on behalf of Mr. Lutz in 1996: $2,500 in matching contributions under the Company's 401(k) Savings Plan, $576 in term life insurance premiums and $33 of accidental death insurance premiums.

(17) Includes the following payments made by the Company on behalf of Mr. Lutz in 1995: $662 in matching contributions under the Company's 401(k) Savings Plan, $767 in term life insurance premiums and $61 of accidental death insurance premiums.

(18) Includes the following payments made by the Company on behalf of Mr. Bulle in 1997: $26,490 in distributions due to the discontinuance of the Company's Supplemental Retirement Plan, $2,654 in matching contributions under the Company's 401(k) Savings Plan, $110 in long-term disability premiums, $492 in term life insurance premiums and $40 of accidental death insurance premiums.

(19) Includes the following payments made by the Company on behalf of Mr. Bulle in 1996: $2,500 in matching contributions under the Company's 401(k) Savings Plan, $2,454 in matching contributions under the Company's Supplemental Retirement Plan, $342 in term life insurance premiums and $33 of accidental death insurance premiums.

(20) Includes the following payments made by the Company on behalf of Mr. Bulle in 1995: $2,145 in matching contributions under the Company's 401(k) Savings Plan, $2,860 in matching contributions under the Company's Supplemental Retirement Plan, $518 in term life insurance premiums and $61 of accidental death insurance premiums.

STOCK OPTIONS

     The following table contains information concerning options granted to each of the Named Executives during fiscal 1997.

                          OPTION GRANTS IN FISCAL 1997

                                                     PERCENT OF
                                      NUMBER OF     TOTAL OPTIONS
                                        SHARES       GRANTED TO
                                      UNDERLYING    EMPLOYEES IN                               GRANT DATE
                                       OPTIONS         FISCAL        EXERCISE    EXPIRATION     PRESENT
               NAME                   GRANTED($)       YEAR(%)       PRICE($)       DATE        VALUE($)
               ----                   ----------    -------------    --------    ----------    ----------
Rakesh K. Kaul....................       --            --              --           --            --
Larry J. Svoboda..................      75,000          2.7%          $1.438       7/9/03       $69,100(a)
Edward J. O'Brien.................       --            --              --           --            --
Michael Lutz......................      50,000          1.8%          $1.438       7/9/03       $46,000(a)
Ralph Bulle.......................      75,000          2.7%          $1.438       7/9/03       $69,100(a)

---------------
(a) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1997: risk free interest rate of
    6.06 - 6.37%, expected lives of 6 years, expected volatility of
    39.07 - 40.81%, and no expected dividends.

     No options were exercised by any of the Named Executives during fiscal 1997. The following table contains information concerning options held by each of the Named Executives at the end of fiscal 1997:

                        FISCAL YEAR-END OPTION VALUES(1)

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                   OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                               FISCAL YEAR-END(#)              FISCAL YEAR-END(#)
                                          ----------------------------    ----------------------------
                 NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                 ----                     -----------    -------------    -----------    -------------
Rakesh K. Kaul........................     1,382,500       6,147,500      $1,004,000      $3,151,250
Larry J. Svoboda......................        40,000         485,000      $   26,700      $  342,500
Edward J. O'Brien.....................        69,166          70,834      $   46,127      $   47,235
Michael Lutz..........................        48,750         191,250      $   32,500      $  140,250
Ralph Bulle...........................        40,417         159,583      $   27,000      $  125,500

---------------
(1) Options for Mr. Kaul represent options granted in 1996 by the Company under the Tandem Option, the Closing Price Option and the Performance Year Option, and by NAR under the Six, Seven, Eight and Nine Year Stock Options. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION -- EMPLOYMENT AGREEMENT." 250,000 options for Mr. Svoboda, 40,000 options for Mr. O'Brien and 40,000 options for Mr. Lutz represent tandem options granted pursuant to the 1993 Executive Equity Incentive Plan. Under this plan, these options become exercisable after three years and expire after six years from the date of grant. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." 275,000 options for Mr. Svoboda, 100,000 options for Mr. O'Brien, 200,000 options for Mr. Lutz and 200,000 options for Mr. Bulle represent options granted pursuant to the 1996 Stock Option Plan. Under this plan, up to one-third of these options become exercisable one year after the date of grant and expire seven years from the date of grant.

EMPLOYMENT AGREEMENT

     The Company entered into an Executive Employment Agreement, dated as of March 7, 1996, with Rakesh K. Kaul, the President and Chief Executive Officer of the Company (the "Employment Agreement"). The Employment Agreement provides for an "at will" term commencing on March 7, 1996, at a base salary of $525,000 per year. The Employment Agreement also provides for Mr. Kaul's participation in the Short-Term Incentive Plan for Rakesh K. Kaul. That plan provides for an annual bonus of between 0% and 125% of Mr. Kaul's base salary, depending on the attainment of various performance objectives as determined in accordance with the objective formula or standards adopted by the Compensation Committee as part of the performance goals for each such year. The Employment Agreement also provides for Mr. Kaul's participation in the Long-Term Incentive Plan for Rakesh
K. Kaul. That plan provides for the purchase by Mr. Kaul of 1,510,000 shares of Common Stock of the Company at their fair market value; an option expiring March 7, 2006 for the purchase of 3,020,000 shares of Common Stock (the "Tandem Option"); an option expiring March 7, 2006 to purchase 2,000,000 shares of Common Stock exercisable only upon satisfaction of the condition that the closing price of the Common Stock has attained an average of $4.50 per share during any period of 91 consecutive calendar days commencing after August 23, 1996 and ending on or before March 7, 2002 (the "Closing Price Option") (see "APPROVAL OF AN AMENDMENT TO THE COMPANY'S STOCK OPTION AGREEMENT WITH RAKESH K. KAUL -- OPTION AGREEMENT AMENDMENT"); an option expiring March 7, 2006 to purchase an aggregate of 1,000,000 shares of Common Stock at their fair market value, subject to the attainment of certain objective performance goals set by the Compensation Committee (the "Performance Year Option"); and four options expiring March 7, 2002, and the first three anniversaries thereof, respectively, for the purchase of 250,000 shares of Common Stock each, granted by NAR (the "Six", "Seven," "Eight" and "Nine Year Stock Options"). The Employment Agreement also provides for the grant of registration rights under the Securities Act of 1933, as amended (the "Securities Act"), for shares of Common Stock owned by Mr. Kaul. Pursuant to the Employment Agreement, the Company agreed to make Mr. Kaul whole, on an after-tax basis, for any loss realized on the sale of his residence at the time he joined the Company. The Company also provides Mr. Kaul with an automobile allowance of $4,812 per month and related benefits. In the event that Mr. Kaul's employment is actually or constructively terminated by the Company other than for cause, he will be entitled for a 12-month period commencing on the date of his termination to (i) a continuation of his base salary, (ii) continued participation in the Company's medical, dental, life insurance and retirement plans offered to senior executives of the Company, and (iii) a bonus, payable in 12 equal monthly installments, equal to 100% of his base salary (at the rate in effect immediately prior to such termination). In addition, Mr. Kaul will be entitled to receive (i) to the extent not previously paid, the short-term bonus payable to Mr. Kaul for the year preceding the year of termination, and (ii) for the year in which Mr. Kaul's employment is terminated, an additional bonus equal to his annual base salary for such year, pro-rated to reflect the portion of such year during which Mr. Kaul is employed. Mr. Kaul's employment will be deemed to be constructively terminated by the Company in the event of a change in control (as defined in the Employment Agreement), the Company's bankruptcy, a material diminution of his responsibilities, or a relocation of the Company's headquarters outside the New York metropolitan area without his prior written consent. In the event that Mr. Kaul's employment terminates other than as a result of a termination by the Company, Mr. Kaul will not be entitled to any payment or bonus, other than any short-term bonus he is entitled to receive from the year prior to termination.

COMPENSATION OF DIRECTORS

     During 1997, Directors who were not employees of the Company or its subsidiaries were paid a retainer at an annual rate of $15,000, plus an additional $500 for each Board meeting and $250 for each committee meeting attended and were entitled to share equally 1% of the pre-tax profits of the Company. Officers and employees of the Company or its subsidiaries receive no remuneration for their services as Directors. During 1998, Directors who are not employees of the Company or its subsidiaries will be paid a retainer at an annual rate of $15,000, plus an additional $500 for each Board meeting and $250 for each committee meeting attended and all Directors who are not employees of the Company or its subsidiaries will share equally 1% of the pre-tax profits of the Company. During fiscal 1997, the Company provided $50,000 of term life insurance for each Director of the Company. The Company indemnifies its Directors to the extent permitted by applicable law. See "ELECTION OF
DIRECTORS -- OTHER INFORMATION."

STOCK OPTION AND EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 27, 1997, the Stock Option and Executive Compensation Committee of the Board of Directors of the Company consisted of Jeffrey Laikind (Chairman), Ralph Destino, Elizabeth Valk Long and Alan G. Quasha until Mr. Laikind's resignation from the Board in March 1997 at which time Ms. Long was appointed Chairperson and Jan P. du Plessis and Howard M.S. Tanner joined the Board and the committee. None of such persons was, during such fiscal year or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a Director of the Company. During the 1997 fiscal year, no executive officer of the Company served as a director or a member of the compensation committee of another entity, one of whose executive officers served as a Director or on the Compensation Committee of the Company. However, Mr. Quasha has an indirect material interest in Quadrant which renders management consulting, business advisory and investment banking services to the Company for an annual fee of $750,000 per year. Such fee was waived for the 1997 fiscal year and will be waived for the 1998 fiscal year.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Stock Option and Executive Compensation Committee (the "Compensation Committee"), currently consisting of five outside directors, has the responsibility, under delegated authority from the Company's Board of Directors, for developing, administering and monitoring the executive compensation policies of the Company and making recommendations to the Board with respect to these policies. The Board of Directors has accepted the Compensation Committee's recommendations for 1997 compensation.

  Executive Compensation Philosophy

     The Compensation Committee's executive compensation philosophy supports the Company's overall business strategy and has at its core a strong link between pay, performance and retention. The philosophy emphasizes recognition of achievement at both the Company and individual level. A significant portion of compensation delivered to executives to reflect such achievement is intended to be in the form of long-term incentives. This long-term focus emphasizes sustained performance and encourages retention of executive talent. In addition, executives are encouraged to hold a significant ownership stake in the Company so that their interests are closely aligned with those of the Shareholders in terms of both risk and reward.

     The specific executive compensation plans are designed to support the executive compensation philosophy. Compensation of the Company's executives consists of three components which are discussed below: salary, annual incentive awards and long-term incentive awards. Base salary levels have been established in order to attract and retain key executives commensurate with their level of responsibility within the organization. Annual incentives closely link executive pay with performance in areas that are critical to the Company's short-term operating success. Long-term incentives motivate executives to make decisions that are in the best interests of the Company's owners and reward them for the creation of Shareholder value. It is the intent of both the Company and the Compensation Committee that the components of the executive compensation program will support the Company's compensation philosophy, reinforce the Company's overall business strategy, and ultimately drive Shareholder value creation.

  Base Salaries

     Individual salaries for executives of the Company are generally influenced by several equally weighted factors: the qualifications and experience of the executive, the executive's level of responsibility within the organization, pay levels at firms which compete with the Company for executive talent, individual performance, and the Company performance-related factors used to determine annual incentive awards. Mr. Kaul joined the Company effective March 7, 1996. Salary for Mr. Kaul was set pursuant to an employment agreement entered into by him with the Company in March 1996.

     The base salaries of the Company's executives are subject to periodic review and adjustment. Annual salary adjustments are made based on the factors described above.

  Annual Incentive Awards

     In addition to base salaries, each of the Company's executives and selected key managers participate in the Company's Incentive Compensation Plan. Currently, approximately 240 executives and key managers are eligible to participate in the annual incentive plan. Under this plan, each participant is assigned a target bonus, expressed as a percentage of his/her base salary, which is paid if all performance thresholds and targets are fully met unless achievement of the thresholds and targets is waived by the Compensation Committee which was the case with respect to 1997. It is the policy of the Compensation Committee to position target bonuses at competitive levels. Individual target bonuses are based on the person's responsibility level in the organization and the bonus award opportunity at the other organizations included in the performance chart. Target bonus levels range from 5% to 100% of salary. The target bonus for Mr. Kaul is 100% of salary while his maximum bonus is 125% of salary. Target bonus opportunities for Messrs. Svoboda, Lutz and Bulle are 50% of salary while maximum bonuses are 100% of salary. The target bonus opportunity for Mr. O'Brien is 25% of salary while his maximum bonus is 50% of salary.

     Participants are eligible to receive an annual bonus depending upon the extent to which certain goals are achieved. As in past years, performance goals for 1997 were based on Earnings Before Interest and Taxes (EBIT), cash flow and other customer satisfaction and performance-related goals including Inventory Fill, Inventory Turns, Returns and Order Cancellations. Goals are set at both the corporate and business unit levels depending on the participant's scope of responsibility thus encouraging teamwork amongst the Company's employees. The importance of each goal in determining a participant's bonus award also depends on his/her scope of responsibility. Actual bonus levels vary depending upon the degree of achievement in relationship to the performance goals.

     Payouts of awards have been determined based on the Company's performance during fiscal 1997 although achievement of certain 1997 thresholds and targets were waived by the Compensation Committee. Award payouts for 1997 ranged from 0% to 62% of salary for the Named Executives, which generally represents less than half of the target bonus levels for such individuals. 100% of awards made under the bonus plan are currently paid in cash.

  Long-Term Incentive Awards

  1993 Executive Equity Plan

     The 1993 Executive Equity Incentive Plan terminated in accordance with its terms on December 31, 1996. Such plan provided executives and other key employees with incentives to maximize the long-term creation of Shareholder value. The long-term incentive plan encouraged executives to acquire and retain a significant ownership stake in the Company. Under the plan, executives were given an opportunity to purchase shares of Common Stock with up to 80% of the purchase price financed with a full recourse Company loan. For each share of Common Stock an employee purchased, he/she received an option to acquire two additional shares of Common Stock, to a maximum of 250,000 shares in the aggregate, which vest after three years and expire after six years. By creating this opportunity, the Company encouraged executives to own Common Stock thereby aligning executives' interests with those of the Shareholders. The number of shares offered for purchase to each executive and the corresponding number of tandem options increased with the executive's level of responsibility within the organization. Approximately twelve executives who are currently employed by the Company are participating in the 1993 Executive Equity Incentive Plan.

  1993 All-Employee Equity Investment Plan

     The 1993 All-Employee Equity Investment Plan terminated in accordance with its terms in February 1996. The 1993 All-Employee Equity Investment Plan was offered to all employees to provide them an opportunity to own stock and share in the upside potential of the Company. The plan gave employees an opportunity to purchase shares of Common Stock at a 40% discount to the market price. Employees could finance their purchase through a short-term, full recourse Company loan which could be repaid through payroll deductions over the course of a year.

     Approximately 266 employees who are currently employed by the Company are participating in the 1993 All-Employee Equity Investment Plan, constituting those employees of the Company who had been employed by the Company for at least one year and were not eligible to participate in the 1993 Executive Equity Incentive Plan. Thus, the Named Executives were not eligible to participate in the All-Employee Equity Investment Plan.

  1996 Stock Option Plan

     The purpose of the 1996 Stock Option Plan is to provide employees of the Company and its subsidiaries with a larger personal and financial interest in the success of the Company through the grant of stock-based incentive compensation. Under the plan, employees may be granted options to purchase shares of Common Stock at the fair market value on the date of grant. The total options granted to an employee is one-half performance-based. The 1996 Stock Option Plan provides that options may be granted for terms of not more than 10 years.

     All employees are eligible to participate in the 1996 Stock Option Plan. During 1997, approximately 1,765,000 options to purchase shares of Common Stock were granted to approximately 59 employees in accordance with the plan including options to purchase an aggregate of 200,000 shares granted to the Named Executives.

  Chief Executive Officer Compensation

     The incentive elements of the compensation paid to Mr. Kaul during 1997 were determined on the same basis as those discussed above for all Named Executives. Mr. Kaul's 1997 base salary was $542,769 pursuant to an employment agreement entered into by him and the Company in March 1996 while his bonus was $577,036. In August 1996, Mr. Kaul purchased 1,510,000 shares of Common Stock pursuant to the Long-Term Incentive Plan for Rakesh K. Kaul and received two tandem options for each share purchased for a total of 3,020,000 options. In determining the terms of Mr. Kaul's compensation, the Compensation Committee noted the option agreements between NAR and Mr. Kaul.

  Nondeductible Compensation

     The Compensation Committee currently does not anticipate that payments of compensation in 1998 to the Named Executives which are subject to the $1 million deduction limit under Section 162(m) of the

Internal Revenue Code of 1986, as amended (the "$1 Million Limit"), will exceed $1 million in 1998. Consequently, the Company expects its executive compensation program to be fully deductible.

                                          Respectfully Submitted,
                                          The Stock Option and Executive
                                          Compensation Committee
                                          Mr. Ralph Destino
                                          Ms. Elizabeth Valk Long (Chairperson)
                                          Mr. Jan P. du Plessis
                                          Mr. Alan G. Quasha
                                          Mr. Howard M.S. Tanner

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) the Standard & Poor's 500 Stock Index (which includes the Company) and (ii) peer issuers from the Company's line of business selected by the Company in good faith.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
     AMONG HANOVER DIRECT, INC., THE S&P 500 STOCK INDEX AND A PEER GROUP*

        MEASUREMENT PERIOD          'HANOVER DIRECT,
      (FISCAL YEAR COVERED)               INC.'            PEER GROUP            S&P 500
DEC-92                                     100                 100                 100
DEC-93                                     258                 167                 110
DEC-94                                     153                 124                 112
DEC-95                                      66                 101                 153
DEC-96                                      44                 136                 189
DEC-97                                     175                 176                 252

* Direct Marketing Peer Group consists of direct merchandising companies that market their products through alternative distribution channels, such as mail or television media; peer companies include Blair, Damark International, Fingerhut, Lands' End, Lillian Vernon, Spiegel and Williams Sonoma. Gander Mountain was deleted from the group in 1997 due to the discontinuance of its catalog operations and subsequent acquisition by Holiday Company.

NOTE: Assumes $100 invested on December 31, 1992 in the Company's Common Stock, the S&P 500 Stock Index and the Direct Marketing Peer Group and that dividends of each are reinvested quarterly; December 1997 figures assume September 1997 shares outstanding for the Direct Marketing Peer Group given data availability.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the Nomination and Standstill Agreement, Messrs. Kruttschnitt, Hakman and Manwell agreed that if at any time Mr. Kruttschnitt ceases to own at least 2,262,000 shares of Common Stock (representing 83% of the shares owned by Mr. Kruttschnitt on the date of the Nomination and Standstill Agreement), at least one of them will resign as a Director; if at any time Mr. Kruttschnitt ceases to own at least 1,907,710 shares of Common Stock (representing 70% of the shares owned by Mr. Kruttschnitt on the date of the Nomination and Standstill Agreement), at least two of them will resign as Directors; and if at any time Mr. Kruttschnitt owns less than 5% of the outstanding shares of Common Stock, all of them will resign as Directors; except no Director shall be obligated to resign if such resignation would constitute a breach of the Director's fiduciary duties as a Director. As at the record date, Mr. Kruttschnitt's percentage share ownership had fallen below the 5% minimum specified. As a result, the Company believes its obligations under the Nomination and Standstill Agreement have terminated. See "ELECTION OF
DIRECTORS -- AGREEMENT WITH RESPECT TO NOMINATION OF DIRECTORS" and "SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY."

     Since January 1993, pursuant to a consulting arrangement, Quadrant, an affiliate of NAR, renders management consulting, business advisory and investment banking services to the Company for an annual fee of $750,000 per year. Such $750,000 fee for the 1997 fiscal year was waived by Quadrant and will be waived for the 1998 fiscal year.

     In September 1996, Intercontinental Mining & Resources Incorporated ("IMR"), an affiliate of NAR, loaned the Company $10 million as evidenced by a subordinated promissory note in the amount of $10 million (the "IMR Promissory Note"). Such loan bore interest at 1.5% above the prime rate, and was due on November 14, 1996. If it was not repaid before May 15, 1997 and if the 1997 Rights Offering (discussed below) was not consummated, the IMR Promissory Note was convertible at the option of NAR into shares of Common Stock at the lower of the fair market value thereof on the date of execution or the then current fair market value thereof. The IMR Promissory Note was subordinate to the Company's indebtedness under the $75 million secured credit facility (the "Credit Facility") with Congress Financial Corporation ("Congress") and excluded from the working capital covenant calculation. By agreement dated March 26, 1997, NAR irrevocably agreed with the Company, subject to and upon the consummation of the 1997 Rights Offering, to exercise at the Subscription Price (defined below) that number of 1997 Rights (defined below) distributed to it for the purchase of shares of Common Stock having an aggregate purchase price of at least $10 million. NAR agreed to pay for and the Company agreed to accept as payment for the aggregate purchase price of such shares at the closing of the 1997 Rights Offering the surrender by NAR of the IMR Promissory Note and the cancellation of the principal amount thereof. Such surrender and cancellation took place at the closing of the 1997 Rights Offering on June 6, 1997.

     On April 29, 1997, the Company commenced a $50 million rights offering (the "1997 Rights Offering"). Holders of record of the Company's Common Stock and Series B Convertible Additional Preferred Stock as of April 28, 1997, the record date, were eligible to participate in the 1997 Rights Offering. The rights offered pursuant to the 1997 Rights Offering (the "1997 Rights") were exercisable at a price of $.90 per share (the "Subscription Price"). Shareholders received .38 1997 Rights for each share of Common Stock held and
 .57 1997 Rights for each share of Series B Convertible Additional Preferred Stock held as of the record date. The 1997 Rights Offering expired on May 30, 1997, with 1997 Rights to purchase 55,654,623 shares exercised, and closed on June 6, 1997.

     In March 1997, Richemont entered into a standby purchase agreement (the "Richemont Standby Purchase Agreement") to purchase all shares not subscribed to by shareholders of record at the Subscription Price. Richemont purchased 40,687,970 shares in the 1997 Rights Offering and, as a result, then owned approximately 20.3% of the Company. The Company paid in cash, from the proceeds of the 1997 Rights Offering, to Richemont on the closing date approximately $1.8 million which represented an amount equal to 1% of the aggregate offering price of the aggregate number of shares issuable upon closing of the 1997 Rights Offering other than with respect to the shares of Common Stock held by NAR or its affiliates plus an amount equal to one-half of one percent of the aggregate number of shares acquired by NAR upon exercise of their 1997 Rights (Standby
Fee) plus an amount equal to 4% of the aggregate offering price in respect to all unsubscribed shares (Take-Up Fee). In connection with the entering of the Richemont Standby Purchase Agreement, the Company named two Richemont representatives, Messrs. Jan P. du Plessis and Howard M.S. Tanner, to its Board of Directors (the "Board") and Executive Committee, and nominated a third Richemont representative to become a member of the Board, Mr. Mehta, at the 1997 Annual Meeting of Shareholders. Messrs. du Plessis and Tanner filled positions vacated by the resignations of Geraldine Stutz and Jeffrey R. Laikind. Mr. Mehta was nominated and elected to the Board in 1997 to fill a newly created Board position. In addition, Messrs. du Plessis and Tanner were named to the Audit, Executive and Stock Option & Executive Compensation Committees of the Board.

     Upon the consummation of the 1997 Rights Offering, NAR exercised certain of the 1997 Rights distributed to it for the purchase of 11,111,111 shares of Common Stock that had an aggregate purchase price of approximately $10 million. NAR agreed to pay for and the Company agreed to accept as payment for the exercise of such 1997 Rights the surrender by NAR of the principal amount due under the $10 million IMR Promissory Note.

     In order to facilitate vendor shipments and to permit the commencement of the Company's plan to consolidate certain of its warehousing facilities, Richemont advanced $30 million as of April 23, 1997 against its commitment to purchase all of the unsubscribed shares pursuant to the Richemont Standby Purchase Agreement. The Company then executed and delivered to Richemont a subordinated promissory note in the amount of $30 million (the "Richemont Promissory Note") which was repaid out of the proceeds of the 1997 Rights Offering.

     The Company issued 55,654,623 shares as a result of the 1997 Rights Offering which generated gross cash proceeds of approximately $40 million (after giving effect to the acquisition and exercise by NAR of 1997 Rights having an aggregate purchase price of $10 million which were paid for by the surrender and cancellation of the IMR Promissory Note) which were used to repay the $30 million principal amount outstanding under the Richemont Promissory Note and the balance of the proceeds were used for working capital and general corporate purposes, including repayment of amounts outstanding under the Company's Revolving Credit Facility with Congress.

     In December 1996, the Company finalized its agreement (the "Reimbursement Agreement") with Richemont that provided the Company with up to approximately $28 million of letters of credit through Swiss Bank Corporation, New York Branch. The Company also paid a facility fee equal to 5% of the principal amount of the letters of credit as well as all other fees incurred in connection with providing the facility. The three letters of credit, which were to expire on February 18, 1998, carry an interest rate of 3.5% above the prime rate (currently 12.0%), payable to Richemont quarterly on amounts drawn under the letters of credit. In the event that the Company had not paid in full, by the expiration date, any outstanding balances under the letters of credit, Richemont shall have the option, exercisable at any time prior to payment in full of all amounts outstanding under the letters of credit, to convert such amount into Common Stock of the Company at the mean of the bid and ask prices of the Company's Common Stock on November 8, 1996, or the mean of the bid and ask prices of the Company's Common Stock on each of the thirty days immediately prior to the date of exercise of the conversion privilege. The Reimbursement Agreement is subordinate to the Credit Facility. On December 5, 1996, Richemont advanced the Company $10 million against the anticipated $28 million line of credit. The Company repaid the $10 million loan after the letter of credit agreement was completed on December 19, 1996. In November 1997, Richemont definitively agreed to extend its guarantee under the Reimbursement Agreement to March 30, 1999. As consideration for this transaction, the Company paid to Richemont a fee of 4% of the principal amount of each letter of credit aggregating $1,113,483.28. The extension required the approval of Congress and Swiss Bank which approvals were obtained in February 1998 and was subject to certain other conditions. On February 18, 1998, the extension of the Richemont guarantee and the closing of this transaction were consummated. Accordingly, the expiration dates of two of the letters of credit were extended through March 30, 1999, and the letters of credit were amended to reflect the assignment of all obligations thereon from Swiss Bank, New York Branch to Swiss Bank, Stamford Branch. A substitute letter of credit having an expiration date of March 30, 1999 was issued to replace the third letter of credit.

     Each of the Named Executives other than Rakesh K. Kaul and Ralph Bulle purchased shares of Common Stock pursuant to the 1993 Executive Equity Incentive Plan. Pursuant to such plan, each such Named Executive financed 80% of the purchase price of the shares he purchased with a full recourse Company loan due in 1999. These loans were outstanding at the end of fiscal 1997 and, as of March 31, 1998, were outstanding in the following amounts and with the following interest rates: Larry J. Svoboda, Senior Vice President and Chief Financial Officer, $120,000/6.64%; Edward J. O'Brien, Senior Vice President, Treasurer and Secretary, $50,000/5.54%; and Michael Lutz, Executive Vice President and Chief Operating Officer, $44,000/6.83%. In addition, the Company agreed to pay Mr. Svoboda, on the due date of his loans due to the Company under the 1993 Executive Equity Incentive Plan, bonuses equal to the amount of the principal and interest, if any, due on such loans. On January 26, 1997, the due date of Mr. Svoboda's initial 20% loan under the 1993 Executive Equity Incentive Plan, the Company paid Mr. Svoboda his first such bonus in the amount of $30,000. On this same date, the Company loaned Mr. Svoboda $12,705.78 pursuant to a note, which bears interest at the rate of 7% per annum, due on September 26, 1999 to assist Mr. Svoboda with his tax liability resulting from the payment of such bonus. The Company has also agreed to reimburse Mr. Svoboda for the tax liability associated with the interest portion of the reimbursement bonus to be paid to Mr. Svoboda at the time his 80% loan under the 1993 Executive Equity Incentive Plan is due.

     On August 23, 1996, Mr. Kaul purchased 1,510,000 shares of Common Stock pursuant to the Long-Term Incentive Plan for Rakesh K. Kaul. Pursuant to such plan, Mr. Kaul financed 80% of the purchase price of such shares ($1,396,750) with a nonrecourse Company loan (the "Tandem Loan") originally due in four equal consecutive annual installments of $349,187.50, together with interest thereon. The Tandem Loan is secured by a pledge of such shares. In March 1998, the terms of the Tandem Loan were amended and restated to provide for payment due in two installments. The first installment of $349,187.50 was made by Mr. Kaul to the Company on August 23, 1997 and the balance of principal is due on August 23, 2000. The Tandem Loan, which bears interest at 6.84%, was outstanding at the end of fiscal 1997 and, as of March 31, 1998, in the principal amount of $1,047,562. The Company has agreed to pay Mr. Kaul, on or before the due dates, a bonus equal to the amount of the principal and/or interest due on the Tandem Loan. The Company also paid Mr. Kaul a sign-on bonus equal to the amount of the purchase price of the shares required to be paid in cash ($349,188). In addition, in connection with the amendment and restatement of the terms of the Tandem Loan in March 1998, a second note (the "Tax Note") was issued by Mr. Kaul to the Company in the amount of $211,729 to cover the tax consequences of the payment of the first installment on the Tandem Loan. The Tax Note bears interest at 6.84% and is due in full on August 23, 2000.

     The foregoing relationships and transactions have been approved by the Board or a committee of the Board or by the Shareholders and, to the extent that such arrangements are available from non-affiliated parties, are on terms no less favorable to the Company than those available from non-affiliated parties.

             PRINCIPAL HOLDERS OF VOTING SECURITIES OF THE COMPANY

     The following table sets forth information concerning each person or group of affiliated persons known by management to own beneficially more than five percent (5%) of the Company's Common Stock as of March 20, 1998. The information given is based on information furnished to the Company by such persons or groups and statements filed with the Commission.

                                                               SHARES OF         PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              COMMON STOCK        CLASS(1)
            ------------------------------------              ------------       ----------
Alan G. Quasha(2)...........................................   94,762,555(3,4,6)    45.2%
  c/o Quadrant Management, Inc.
  127 East 73rd Street
  New York, New York 10021
NAR Group Limited...........................................   94,762,555(3,4,6)    45.2%
  c/o P.M.M. Services (B.V.I.) Limited
  P.O. Box 438 Road Town, Tortola,
  British Virgin Islands
Richemont Finance S.A.......................................  135,450,525(3,4,6)    66.5%
  35 Boulevard Prince Henri
  L 1724 Luxembourg
Regan Partners, L.P. and Basil P. Regan.....................   21,230,600(5)        10.4%
  6 East 43rd Street
  New York, New York 10017

---------------
(1) Includes in each case shares of Common Stock issuable upon exercise of options or warrants exercisable within 60 days for the subject individual only. Percentages computed on the basis of 203,800,569 shares of Common Stock outstanding as of March 20, 1998.

(2) Information concerning the number of shares beneficially owned has been taken from Amendment No. 19 to the Statement on Schedule 13D filed by NAR on July 11, 1997 with the Commission, as supplemented by additional information provided to the Company by NAR. All of the shares beneficially owned by NAR could also be deemed to be owned beneficially by certain other persons including Alan G. Quasha, IMR, Quadrant Capital Corp. and Richemont, each of which disclaims beneficial ownership of securities of the Company owned of record by any of the others.

(3) Includes warrants to purchase 5,646,490 shares exercisable within 60 days granted to NAR or its affiliates.

(4) Information concerning the number of shares beneficially owned has been taken from Amendment No. 1 to the Statement on Schedule 13D filed by Richemont on July 11, 1997 with the Commission. The amended Schedule 13D indicates that Richemont may be deemed to control NAR and has shared power to vote and dispose of the 94,762,555 shares of Common Stock owned by NAR although Richemont disclaims beneficial ownership of such shares.

(5) Information concerning the number of shares beneficially owned has been taken from the Statement on Schedule 13G filed by Regan Partners L.P. and Basil P. Regan on February 27, 1998 with the Commission. The Schedule 13G indicates that Mr. Regan and Regan Partners L.P. have shared voting and dispositive power with respect to 13,277,100 shares of Common Stock and Mr. Regan has sole voting and dispositive power with respect to 7,953,500 shares of Common Stock.

(6) Pursuant to Amendment No. 1 to the Joint Venture Agreement of NAR Group Limited among Richemont, Evansville Limited ("Evansville") and Mr. Quasha, dated June 13, 1997, Evansville and Mr. Quasha notified Richemont on or about April 7, 1998 that they are exercising their right to cause

    NAR to sell and transfer to Richemont and Richemont to purchase on or before May 7, 1998 approximately 25 million shares of Common Stock of the Company. After giving effect to this transaction, Mr. Quasha and NAR will beneficially own approximately 33.3% of the Common Stock and Richemont will beneficially own approximately 66.5% of the Common Stock. Following the closing of this transaction, NAR intends to distribute the Common Stock then owned by it to its shareholders pro rata.

     In February 1995, the Company issued an aggregate of 634,900 shares of Series B Preferred to the shareholders of Aegis Safety Holdings, Inc. in connection with the acquisition by the Company from such shareholders of all the outstanding capital stock of Aegis. The outstanding shares of Series B Preferred were convertible as of March 20, 1998 into an aggregate of 953,303 shares of the Company's Common Stock. Assuming that all the shares of Series B Preferred had been so converted as of March 20, 1998, the Aegis shareholders would have owned less than 1% of the Company's outstanding Common Stock on a fully diluted basis at such date.

                SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

     The following table sets forth information concerning the beneficial ownership of the Company's Common Stock by each Director, nominee for Director and executive officer and by all executive officers and Directors as a group as of March 20, 1998. The information given is based on information furnished to the Company by such persons and statements filed with the Commission.

                                                               SHARES OF      PERCENT OF
                                                              COMMON STOCK     CLASS(1)
                                                              ------------    ----------
Ralph Destino...............................................        5,000(4)     *
J. David Hakman(2)..........................................    1,003,875        *
Rakesh K. Kaul..............................................    3,897,500(5)      1.9%
S. Lee Kling................................................       37,750        *
Theodore H. Kruttschnitt(2).................................   10,074,000         4.9%
Elizabeth Valk Long.........................................       50,300(4)     *
Edmund R. Manwell(2)........................................       20,579        *
Shailesh J. Mehta...........................................      --            --
Jan P. du Plessis...........................................      --            --
Alan G. Quasha(3)...........................................   94,762,555        45.2%
Howard M.S. Tanner..........................................      150,000(6)     *
Robert F. Wright............................................       88,050(4)     *
Larry J. Svoboda............................................      192,000(7)     *
Edward J. O'Brien...........................................      153,248(8)     *
Michael Lutz................................................       96,384(9)     *
Ralph Bulle.................................................       40,417(10)    *
Michael Contino.............................................       35,732(11)    *
Richard Hoffman.............................................      --            --
William C. Kingsford........................................      --            --
Directors and executives officers as a group (19 persons)...   15,844,835(12)     7.8%

---------------
  *  Less than 1%
 (1) Includes in each case shares of Common Stock issuable upon exercise of options or warrants exercisable within 60 days for the subject individual only. Percentages computed on the basis of 203,800,569 shares of Common Stock outstanding as of March 20, 1998.

 (2) Information concerning the number of shares beneficially owned has been taken from Amendment No. 13 to the Statement on Schedule 13D filed by Mr. Kruttschnitt on June 16, 1997 with the Commission. Such statement sets forth the number of shares beneficially owned by Mr. Kruttschnitt and, of such shares, the number as to which he holds sole voting power, shared voting power, sole dispositive power or shared dispositive power. The amended Schedule 13D also indicated that Mr. Kruttschnitt is a member of a group which includes Mr. Hakman, who beneficially owns 1,003,875 shares, and Mr. Manwell, who beneficially owns 20,579 shares.

 (3) See Note (2) under "PRINCIPAL HOLDERS OF VOTING SECURITIES OF THE COMPANY." All of the shares beneficially owned by NAR could also be deemed to be beneficially owned by Alan G. Quasha, due to his shared investment and voting power with NAR.

 (4) Includes options to purchase 5,000 shares exercisable within 60 days.

 (5) Includes options to purchase 2,387,500 shares exercisable within 60 days.

 (6) Mr. Tanner is the 51% owner of a family holding company which owns 150,000 shares of Common Stock.

 (7) Includes options to purchase 40,000 shares exercisable within 60 days.

 (8) Includes options to purchase 69,166 shares exercisable within 60 days.

 (9) Includes options to purchase 48,750 shares exercisable within 60 days.

(10) Includes options to purchase 40,417 shares exercisable within 60 days.

(11) Includes options to purchase 33,332 shares exercisable within 60 days.

(12) Excludes 94,762,555 shares and warrants to purchase 5,646,490 shares beneficially owned by NAR which could also be deemed to be beneficially owned by Mr. Quasha. Includes options to purchase shares exercisable within 60 days as set forth above.

     None of the Company's Directors or executive officers owns any shares of Series B Preferred.

        APPROVAL OF AN AMENDMENT TO THE COMPANY'S STOCK OPTION AGREEMENT
                   DATED AUGUST 23, 1996 WITH RAKESH K. KAUL

GENERAL

     The Board of Directors is submitting an amendment (the "Amendment") to the Company's Stock Option Agreement (the "Stock Option Agreement") dated August 23, 1996 with Rakesh K. Kaul ("Kaul") described herein to the Shareholders for their approval. The purpose of the Stock Option Agreement, entered into pursuant to the Company's Long-Term Incentive Plan for Kaul (the "Plan"), is to promote an alignment of the interests of Kaul, who will have a significant impact on the long-term success of the Company, with the interests of the Company and its Shareholders by affording Kaul a proprietary interest in the Company's growth while providing Kaul with an incentive to make a personal financial investment in the Company and to remain in the Company's employ. The Board of Directors believes that the Amendment will benefit the Company and its Shareholders and, thus, recommends approval of the Amendment.

GENERAL INFORMATION

     Effective Date and Duration of the Stock Option Plan. The Plan became effective on the date of its adoption by the Compensation Committee of the Company's Board of Directors (the "Committee"), subject to approval by the affirmative vote or consent of holders of a majority of the issued and outstanding shares of Common Stock which was received at the 1996 Annual Meeting of Shareholders, and terminated on December 31, 1996.

     Administration. The Plan is administered by the Committee which consists of at least two directors and that satisfies the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule, and Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee has full power and authority to grant awards under the Plan and administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan as it deems necessary or advisable.

     Underlying Shares Awarded Under the Stock Option Plan. The maximum number of shares of Common Stock that may be delivered or purchased under the Plan is 7,000,000, subject to adjustment to preserve the value of an award in the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split, combination of shares, recapitalization or other similar change in the capital stock of the Company, or in the event of the merger or consolidation of the Company into or with any other corporation or the reorganization of the Company. Options to purchase approximately 7,530,000 shares of Common Stock were granted under the Plan in 1996 together with 1,510,000 Tandem Shares. See

"EXECUTIVE COMPENSATION AND OTHER INFORMATION -- EMPLOYMENT AGREEMENT" and "-- AWARDS GRANTED UNDER THE PLAN" as well as Annex A hereto.

     Except in the case of NAR Options (as hereinafter defined), the shares of Common Stock issued under the Plan have been set aside out of authorized but unissued shares that are not reserved for any other purpose, or previously issued shares acquired by the Company and held in its treasury. The shares of Common Stock subject to the NAR Options are shares owned by NAR Group Limited.

     Amendment of the Plan. The Plan may be amended by the Board of Directors as the Board deems advisable; provided, however, that no amendment will become effective unless approved by affirmative vote of the Shareholders if such approval is necessary for the continued validity of the Plan or if the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 under the Exchange Act or any other rule or regulation. No amendment may, without the consent of a participant, impair such participant's rights under any option previously granted under the Plan.

AWARDS GRANTED UNDER THE PLAN

     Pursuant to the Plan and the Stock Option Plan, options to purchase Common Stock of the Company may be granted only to Kaul.

     Under the Plan, Kaul had a right to: (1) purchase 1,510,000 shares of Common Stock (after giving effect to certain anti-dilution adjustments resulting from the 1996 Rights Offering) at a price equal to their fair market value on the date of purchase, 20% of such purchase price to be paid in cash and 80% of the purchase price to be financed over four years (the "Tandem Stock Purchase Right"); (2) receive options, which shall vest at the rate of 25% per year beginning on March 7, 1997, to purchase 3,020,000 shares of Common Stock (after giving effect to certain anti-dilution adjustments resulting from the 1996 Rights Offering) at the fair market value on the date of grant provided Kaul exercised the Tandem Stock Purchase Right (the "Tandem Option"); (3) receive an option to purchase 1,000,000 shares of Common Stock at the fair market value on the date of grant, subject to the achievement of certain performance goals established by the Committee (the "Performance Year Option"); (4) receive an option to purchase 2,000,000 shares of Common Stock at the fair market value on the date of grant, which option expires on March 7, 2006 and shall become exercisable only upon satisfaction of the condition that the average closing price of the Common Stock has been at least $7.00 per share on each trading day during any period of 91 consecutive calendar days commencing March 7, 1996 and ending on or before March 7, 2002 (the "Closing Price Option")(see "-- OPTION AGREEMENT AMENDMENT"); and (5) receive four options for the purchase of 377,500 shares of Common Stock (after giving effect to certain anti-dilution adjustments resulting from the 1996 Rights Offering) each, at the fair market value thereof on the date of grant, to be granted by NAR Group Limited (the "NAR Options").

     All rights and options under the Plan had to have been exercised or granted on or before September 1, 1996; they were, in fact, exercised or granted on or about August 23, 1996, the date of closing of the 1996 Rights Offering. Each of the options under the Plan is nontransferable other than by will or the laws of descent and distribution and is exercisable, during Kaul's lifetime, only by him; provided, however, that if the current transferability restrictions imposed by the Commission under the insider-trading provisions of Rule 16b-3 promulgated under the Exchange Act are eliminated or modified then, if and to extent that such transferability will not adversely affect the option's status under such rule, transfers to certain immediate family members or to trusts for the benefit of Kaul or his immediate family members will be permitted. The purchase price for each option may be paid in cash or in shares of Common Stock, or in a combination of cash and shares. Alternatively, the options may be exercised by delivering an exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price.

     Each of the options under the Plan immediately vests in the event of Kaul's termination of employment by reason of death or permanent disability or upon the occurrence of a change in control during the term of his employment agreement or within six months following the end of such term. Each option provides that if Mr. Kaul's employment is involuntarily terminated (or is deemed under his Employment Agreement to be involuntarily terminated) other than for cause, he may exercise the option only until the later of (i) 12 months following the date of such termination or (ii) in certain circumstances, March 10 of the year following the year in which the termination occurs. If Mr. Kaul's employment terminates by reason of permanent disability or death, his option may be exercised during the three-month period (one-year period in the case of death) following such termination of employment. If Mr. Kaul's employment terminates in other circumstances, the option may be exercised only within 30 days after such termination. In the event of a change in the Common Stock by reason of a stock split, stock dividend, recapitalization or other similar change in the capital stock of the Company, or in the event of a merger or other reorganization of the Company, the terms of the options shall be adjusted to preserve the value of the award.

     The foregoing summary is qualified in its entirety by reference to the full text of the Plan, which is set forth as Annex A to this Proxy Statement.

FEDERAL INCOME TAX CONSEQUENCES

     The Federal income tax consequences under current law of options granted under the Plan are as follows. The grant of an option to Kaul will have no immediate income tax consequences. The exercise of an option will require him to include in income, as compensation, the amount by which the fair market value of the acquired shares on the exercise date exceeds the option price. Upon a subsequent sale or taxable exchange of such shares, he will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

     The Company believes that income recognized by Kaul upon the exercise of an option granted under the Plan should constitute qualified performance-based compensation that is exempt from the $1 Million Limit. Accordingly, the Company should be entitled to deduct the amount of any compensation income that Kaul recognizes upon the exercise of an option.

OPTION AGREEMENT AMENDMENT

     The Stock Option Agreement, which reflects the grant of the Closing Price Option, originally provided that such option to purchase 2,000,000 shares of Common Stock at the fair market value on the date of grant ($1.15625 per share) shall become exercisable only upon satisfaction of the condition that the average closing price of the Common Stock has been at least $7.00 per share on each trading day during any period of 91 consecutive calendar days commencing March 7, 1996 and ending on or before March 7, 2002. Pursuant to the Amendment, the average closing price per share of the Common Stock required to trigger the exercisability of the option will be reduced from $7.00 to $4.50 and the words "on each trading day" will be eliminated so that under the Amendment the average closing price will be measured over a period of 91 consecutive calendar days only. The Closing Price Option expires on March 7, 2006.

     The foregoing summary is qualified in its entirety by reference to the full text of the Stock Option Agreement, which is set forth as Annex B to this Proxy Statement, and the form of the Amendment, which is set forth as Annex C to this Proxy Statement.

VOTE REQUIRED

     The foregoing amendment to the Stock Option Agreement dated August 23, 1996 with Rakesh K. Kaul is subject to approval by the affirmative vote of the holders of a majority of the combined voting power of all shares of Common Stock and Series B Preferred present in person or by proxy and entitled to vote at the Annual Meeting voting together as a single class, with each share of Common Stock having one vote and each share of Series B Preferred having 1.5 votes.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "IN FAVOR OF" THE ADOPTION OF THE AMENDMENT TO THE COMPANY'S STOCK OPTION AGREEMENT DATED AUGUST 23, 1996 WITH RAKESH K. KAUL FORMING A PART OF THE LONG-TERM INCENTIVE PLAN FOR RAKESH K. KAUL AS SET FORTH ABOVE.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as independent certified public accountants of the Company for the fiscal year ending December 26, 1998. Although the selection of auditors does not require ratification, the Board has directed that the appointment of Arthur Andersen LLP be submitted to Shareholders for ratification because management believes this matter is of such significance as to warrant Shareholder participation. If Shareholders do not ratify the appointment, the Board of Directors, after review by the Audit Committee, will consider the appointment of other independent certified public accountants.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the combined voting power of all shares of Common Stock and Series B Preferred present in person or by proxy at the Annual Meeting and voting together as a single class, with each share of Common Stock having one vote and each share of Series B Preferred having 1.5 votes, is required to ratify and approve the appointment of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION AND APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 26, 1998.

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders of the Company must be received by the Company no later than December 9, 1998 for inclusion in the Company's proxy material for that meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented to the Annual Meeting for action, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such matters in accordance with their own judgment.

                                          By Order of the Board of Directors

                                          /s/ EDWARD J. O'BRIEN

                                          EDWARD J. O'BRIEN
                                          Secretary

Dated: April 13, 1998

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE (EXCEPT FOR EXHIBITS TO SUCH ANNUAL REPORT, WHICH WILL BE FURNISHED UPON PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS) BY ANY SUCH PERSON SOLICITED HEREUNDER BY WRITING TO: PUBLIC RELATIONS, HANOVER DIRECT, INC., 1500 HARBOR BOULEVARD, WEEHAWKEN, NEW JERSEY 07087.

                                                                         ANNEX A

                  LONG-TERM INCENTIVE PLAN FOR RAKESH K. KAUL

     1. PURPOSE. The purpose of this Long-Term Incentive Plan for Rakesh K. Kaul (the "Plan") is to promote an alignment of the interests of Rakesh K. Kaul ("Kaul"), who will have a significant impact on the long-term success of Hanover Direct, Inc. (the "Company"), with the interests of the Company and its shareholders by affording Kaul a proprietary interest in the Company's growth while providing Kaul with an incentive to make a personal financial investment in the Company and to remain in the Company's employ.

     2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Committee shall consist of two or more members and shall be constituted in such a manner as to satisfy the requirements of applicable law, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule, and the provisions of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended. The Committee shall have full power and authority to grant awards hereunder and to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines, and instruments for the administration of the Plan as it deems necessary or advisable.

     3. ELIGIBILITY. Kaul shall be the only person eligible to participate in the Plan.

     4. THE SHARES. The shares that may be purchased by Kaul under the Plan shall not exceed an aggregate of 7,000,000 shares (subject to adjustment pursuant to Section 6) of common stock of the Company, par value $.66 2/3 per share ("Common Stock"). Except in the case of the NAR Options (as hereinafter defined), such shares of Common Stock shall be set aside out of the authorized but unissued shares of Common Stock not reserved for any other purpose or out of previously issued shares acquired by the Company and held in its treasury. The shares of Common Stock subject to the NAR Options are shares owned by NAR Group Limited.

     5. AWARDS.  The following awards shall be granted under the Plan:

          A. TANDEM STOCK PURCHASE RIGHT. The right to purchase 1,000,000 shares of Common Stock at a price equal to their fair market value. For purposes of the Plan, fair market value shall mean the average of the high and low per-share sale prices of the Common Stock on the American Stock Exchange, as determined by the Committee, on the date of purchase. Twenty percent of the purchase price for such shares shall be paid in cash, and 80% shall be financed with a nonrecourse Note in substantially the form set forth in APPENDIX A hereto, secured by a pledge of the shares of Common Stock acquired in such purchase pursuant to a Pledge Agreement in substantially the form set forth in APPENDIX B hereto. The Company shall pay the Executive on before the date of such purchase a sign-on bonus equal to the portion of the purchase price required to be paid in cash, and shall pay the Executive, on or before each due date during the Term of any payment of principal and/or interest on the Note, a bonus equal to the amount of such principal and/or interest then due.

          B. TANDEM OPTION. An option (the "Tandem Option") to purchase 2,000,000 shares of Common Stock, the terms of which option shall be as set forth in APPENDIX C. The granting of this option shall be conditioned upon Kaul's purchase of 1,000,000 shares of Common Stock pursuant to his exercise of the tandem stock purchase right described in the preceding paragraph.

          C. PERFORMANCE YEAR OPTION. An option (the "Performance Year Option") to purchase 1,000,000 shares of Common Stock, the terms of which option shall be as set forth in APPENDIX D.

          D. CLOSING PRICE OPTION. An option (the "Closing Price Option") to purchase 2,000,000 shares of Common Stock, the terms of which option shall be as set forth in APPENDIX E.

          E. NAR OPTIONS. Four options (the "NAR Options") for the purchase of 250,000 shares of Common Stock each, to be granted by NAR Group Limited. The terms of such options shall be as set forth in APPENDICES F-1 through F-4, respectively.

     All awards under the Plan shall be granted on or before September 1, 1996.

     6. ADJUSTMENT OF AND CHANGES IN SHARES. In the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split, combination of shares, recapitalization, or other similar change in the capital stock of the Company, or in the event of the merger or consolidation of the Company into or with any other corporation or the reorganization of the Company, the number of shares covered by each outstanding award granted under the Plan, the number of shares as to which an option is vested under the Plan, the option price per share of each option granted under the Plan, the total number of shares for which awards may be granted under the Plan, and the maximum number of shares for which options may be granted to Kaul, shall be appropriately adjusted by the Committee to preserve the value of the award. If, before the granting of the Tandem Stock Purchase Right, the Tandem Option, or the NAR Options, respectively, a distribution is made on the shares of Common Stock of rights or warrants to purchase securities of the Company, there shall be added to the shares subject to such stock purchase right or option ("Award Shares") the number and kind of securities of the Company which would have been issued on the exercise of the rights or warrants that would have been distributed with respect to such number of Award Shares.

     7. EFFECTIVENESS OF PLAN. The Plan shall be effective as of the date of its adoption by the Committee, subject to approval thereof at a meeting of shareholders by the holders of a majority of the shares of Common Stock present and entitled to vote at the meeting. In the event the shareholders fail to approve the Plan, any awards shall be rescinded and all actions taken hereunder shall be null and void.

     The Plan shall terminate on December 31, 1996. Any option outstanding at the time of such termination, whether or not vested, shall remain in effect in accordance with its terms and those of the Plan.

     Note: Appendices other than APPENDIX E have been omitted herefrom.

                                                                         ANNEX B

                                                                      APPENDIX E

                              CLOSING PRICE OPTION

     This STOCK OPTION AGREEMENT (this "Agreement") is made as of August 23, 1996 between Hanover Direct, Inc., a Delaware corporation (the "Company"), and Rakesh K. Kaul (the "Executive").

     WHEREAS, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") has heretofore adopted and the Company's shareholders have heretofore approved and ratified the Long-Term Incentive Plan for Rakesh K. Kaul (the "Plan");

     WHEREAS, the Plan provides for the granting of a closing price option subject to the terms set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     1. The Company hereby evidences and confirms the grant to the Executive on the date hereof (the "Date of Grant") by the Compensation Committee of an option (the "Option") to purchase 2,000,000 shares of Common Stock (the "Shares") at an option price of $1.15625 per share, representing the fair market value of the Common Stock on the date hereof. The Option shall expire on March 7, 2006 (the "Expiration Date"), subject to earlier cancellation or termination as provided herein.

     2. Subject to the other provisions contained herein regarding the exercisability of the Option, this Option shall become exercisable only as provided in this Section 2.

          (a) Except as otherwise provided in paragraph (b), this Option shall become exercisable only upon satisfaction of the condition, as certified by the Compensation Committee (such certification not to be improperly withheld), that the average closing price of the Common Stock on the American Stock Exchange composite tape or other recognized market source, as determined by the Compensation Committee, on each trading day during any period of 91 consecutive calendar days commencing after August 23, 1996 and ending on or before March 7, 2002 has equaled or exceeded $7.00 per share.

          (b) Notwithstanding the foregoing, the Option shall immediately vest and become exercisable in full upon the Executive's termination of employment by reason of death or permanent disability (as determined by the Compensation Committee), or upon the occurrence of a change in control (as defined in the Employment Agreement) during the term of the Employment Agreement or within six months following the end of such term. For purposes hereof, a permanent disability means the Executive's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

     3. In the event of a termination of the Executive's employment with the Company while any portion of the Option remains unexercised, the Executive's rights to exercise the Option shall be exercisable only as follows:

          (i) Involuntary Termination. If the Executive's employment is involuntarily terminated by the Company other than for cause, the Executive may, until 12 months following the date of such termination, exercise the Option with respect to such number of Shares as to which the Option is exercisable (or would be exercisable if his employment had not terminated) on the date of exercise, as determined pursuant to Section 2. For purposes hereof, the provisions of the Employment Agreement shall apply in determining whether the Executive's employment has been involuntarily terminated by the Company other than for cause.

          (ii) Death. If the Executive's employment terminates by reason of death, his Option may be exercised during the 12-month period following such termination.

          (iii) Disability. If the Executive's employment terminates by reason of permanent disability (as determined by the Compensation Committee), the Option may be exercised during the three-month period following such termination.

          (iv) Termination in Other Circumstances. If the Executive's employment terminates in circumstances not described in clauses (i) through
     (iii), the Executive may, within 30 days following such termination, exercise the Option with respect to such number of Shares as to which the Option is exercisable (or would be exercisable if his employment had not terminated) on the date of exercise, as determined pursuant to Section 2.

Notwithstanding the foregoing, the Option shall in no event be exercisable in whole or in part after the Expiration Date.

     4. (a) Except as provided in paragraph (b), the Option is not transferable by the Executive other than by will or the laws of descent and distribution and is exercisable, during the Executive's lifetime, only by the Executive.

     (b) Notwithstanding the provisions of paragraph (a), if the current transferability restrictions imposed by the Securities and Exchange Commission under Rule 16b-3 are eliminated or modified, the following provisions shall apply if and to the extent that they will not adversely affect the Option's status under such rule:

          (i) In the event of the Executive's incapacity, the Option may be exercised by a conservator, guardian, or the agent under a Durable Power of Attorney;

          (ii) Upon the Executive's death, the Option is transferable by will, by a revocable or irrevocable trust established by the Executive, or by a written beneficiary designation executed by the Executive and delivered to the Company prior to the Executive's death;

          (iii) The Executive may transfer the Option to the Executive's spouse and/or issue or trusts for the benefit of the Executive, the Executive's spouse, and/or the Executive's issue.

     5. In order to exercise the Option, in whole or in part, the Executive shall give written notice to the Company, specifying the number of Shares to be purchased and the purchase price to be paid, and accompanied by the payment of the purchase price. Such purchase price may be paid in cash, a certified check, or a bank check payable to the Company, or in whole shares of Common Stock evidenced by negotiable certificates, valued at their fair market value on the date of exercise, or in a combination of the foregoing. Alternatively, the Option may be exercised, in whole or in part, by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and such other documents as the Compensation Committee may require. Upon receipt of payment, the Company shall deliver to the Executive (or to any other person entitled to exercise the Option) a certificate or certificates for such Shares. If certificates representing shares of Common Stock are used to pay all or part of the purchase price of the

Option, separate certificates shall be delivered by the Company representing the same number of shares as each certificate so used and an additional certificate shall be delivered representing the additional shares to which the Executive is entitled as a result of exercise of the Option.

     6. The Option shall be exercised only with respect to full Shares; no fractional Shares shall be issued.

     7. As a condition to the issuance of Shares under the Option, the Executive agrees to remit to the Company at the time of exercise any taxes required to be withheld by the Company under the applicable laws or other regulations of any governmental authority, whether federal, state or local, and whether domestic or foreign. The Company shall promptly remit such taxes to the applicable governmental authority.

     8. If the Executive so requests in writing, shares purchased upon exercise of the Option may be issued in the name of the Executive and another person jointly with the right of survivorship, or in the name of a revocable trust of which the Executive is the grantor.

     9. The Option does not qualify as an incentive stock option under Section 422 of the Internal Revenue Code.

     10. This Option shall be binding upon and inure to the benefit of any successor or assignee of the Company and to any executor, administrator, legal representative, legatee, or distributee or transferee entitled by law or the provisions of the Plan to the Executive's rights hereunder.

     11. The Option is subject in all respects to the terms of the Plan, the provisions of which are incorporated in this Agreement by reference.

     12. This Agreement is entered into, and shall be construed and enforced, under the laws of the State of New York, and shall not be modified except by written agreement signed by the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          HANOVER DIRECT, INC.

                                          By: /s/   EDWARD J. O'BRIEN
                                            ------------------------------------
                                            Name: Edward J. O'Brien
                                            Title: Senior Vice President

                                              /s/    RAKESH K. KAUL
                                            ------------------------------------
                                                       Rakesh K. Kaul

                                                                         ANNEX C

                                    FORM OF
                       AMENDMENT TO CLOSING PRICE OPTION

     This AMENDMENT (this "Amendment") is made as of January   , 1998 to STOCK
OPTION AGREEMENT made as of August 23, 1996 (the "Agreement") between Hanover Direct, Inc., a Delaware corporation (the "Company"), and Rakesh K. Kaul (the "Executive").

     WHEREAS, the parties hereto desire to amend the Agreement to change certain provisions of the Agreement relating to the exercisability of the Option.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     1.  Amendment.  Section 2(a) of the Agreement is amended to delete such section in its entirety and substitute therefor the following:

          "(a) Except as otherwise provided in paragraph (b), this Option shall become exercisable only upon satisfaction of the condition, as certified by the Compensation Committee (such certification not to be improperly withheld), that the average closing price of the Common Stock on the American Stock Exchange composite tape or other recognized market source, as determined by the Compensation Committee, 'during any period of 91 consecutive calendar days commencing after August 23, 1996 and ending on or before March 7, 2002 has equaled or exceeded $4.50 per share."

     2. Approval of this Amendment. All authorizations, approvals and consents (including consents of the Board of Directors) necessary for the execution and delivery by the Company of this Amendment have been given or made except for the approval of the shareholders of the Company which will be sought at the next Annual Meeting of Shareholders to be held in May 1998.

     3. Governing Law. This Amendment shall be construed and enforced in accordance with the internal, substantive laws of the State of New York, without giving effect to the conflict of law rules thereof.

     4. Status of Agreement. All other terms and conditions of the Agreement shall remain in full force and effect, as amended hereby.

     5. Descriptive Headings. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise effect the meaning of terms contained herein.

     6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

     7. Capitalized Terms. All capitalized terms used but not defined herein shall have the same meanings as ascribed thereto in the Agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                          HANOVER DIRECT, INC.

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                          --------------------------------------
                                                      Rakesh K. Kaul

                              HANOVER DIRECT, INC.

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 7, 1998
       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Larry J. Svoboda and Edward J. O'Brien, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Series B Convertible Additional Preferred Stock of Hanover Direct, Inc., a Delaware corporation ("Hanover"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Hanover to be held at the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on Thursday, May 7, 1998, at 9:30 a.m. (local time), or at any adjournment thereof, with all the powers the undersigned would have if personally present, on the following matters:

             IMPORTANT: SIGNATURE AND DATE REQUIRED ON REVERSE SIDE

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------

A /X/  Please mark your
       votes as in this
       example.
                                 WITHHOLD
            FOR all nominees     AUTHORITY
          listed at the right   to vote for    NOMINEES: Ralph Destino
           (except as marked    all nominees             J. David Hakman
            to the contrary)   listed at right           Rakesh K. Kaul
                                                         S. Lee Kling
1. ELECTION     /  /               /  /                  Theodore H. Kruttschnitt
   OF                                                    Elizabeth Valk Long
   DIRECTORS                                             Edmund R. Manwell
                                                         Shailesh J. Mehta
(INSTRUCTION: To withhold authority to vote              Jan P. du Plessis
for any individual nominee, write that                   Alan G. Quasha
nominee's name in the space provided below.)             Howard M.S. Tanner
                                                         Robert F. Wright
---------------------------------------------

                                                          FOR  AGAINST  ABSTAIN

2. Ratification and approval of an amendment              /  /   /  /    /  /
   to the Company's Stock Option Agreement
   dated August 23, 1996 with Rakesh K. Kaul forming a part of the Long Term Incentive
   Plan for Rakesh K. Kaul.

3. Ratification and approval of the appointment           /  /   /  /    /  /
   by the Board of Directors of the Company of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 26, 1998.

4. In their discretion, the above named proxies are authorized to vote in accordance with their own judgment upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement and hereby revokes any Proxy or Proxies heretofore given. You may strike out the persons named as proxies and designate a person of your choice, and may send this Proxy directly to such person.

SIGNATURE(S):                                                DATED:       , 1998
              ----------------------------------------------       -------

              ----------------------------------------------
                       (Signature if held jointly)

NOTE: Please complete, date and sign exactly as name appears hereon. When signing as attorney, administrator, executor, guardian, trustee or corporate official, please add your title. If shares are held jointly, each holder should sign.